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                                                                    EXHIBIT 12.1

                     FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Unaudited)



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
                                                                                                               Nine Months Ended
                                                                Year Ended May 31,                                February 28,
                                             ----------------------------------------------------------     ----------------------
                                               1993        1994        1995        1996         1997          1997          1998
                                             --------    --------    --------    --------    ----------     --------      --------
                                                           (In thousands, except ratios)
Earnings:
  Income before income taxes . . . . . .     $203,576    $378,462   $522,084    $  539,959   $  628,221     $397,661      $500,562
  Add back:
    Interest expense, net of
      capitalized interest . . . . . . .      168,762     152,170    130,923       105,449       95,689       69,986        90,736
    Amortization of debt
      issuance costs . . . . . . . . . .        4,906       2,860      2,493         1,628        1,328          997         1,091
    Portion of rent expense
      representative of
      interest factor. . . . . . . . . .      262,724     285,261    329,370       386,254      434,846      324,341       373,246
                                             --------    --------   --------    ----------   ----------     --------      --------
  Earnings as adjusted . . . . . . . . .     $639,968    $818,753   $984,870    $1,033,290   $1,160,084     $792,985      $965,635
                                             --------    --------   --------    ----------   ----------     --------      --------
                                             --------    --------   --------    ----------   ----------     --------      --------

Fixed Charges:
  Interest expense, net of
    capitalized interest . . . . . . . .     $168,762    $152,170   $130,923    $  105,449   $   95,689     $ 69,986      $ 90,736
  Capitalized interest . . . . . . . . .       31,256      29,738     27,381        39,254       39,449       29,133        22,257
  Amortization of debt
    issuance costs . . . . . . . . . . .        4,906       2,860      2,493         1,628        1,328          997         1,091
  Portion of rent expense
    representative of
    interest factor. . . . . . . . . . .      262,724     285,261    329,370       386,254      434,846      324,341       373,246
                                             --------    --------   --------    ----------   ----------     --------      --------

                                             $467,648    $470,029   $490,167    $  532,585   $  571,312     $424,457      $487,330
                                             --------    --------   --------    ----------   ----------     --------      --------
                                             --------    --------   --------    ----------   ----------     --------      --------

Ratio of Earnings to Fixed Charges . . .          1.4         1.7        2.0           1.9          2.0          1.9           2.0
                                             --------    --------   --------    ----------   ----------     --------      --------
                                             --------    --------   --------    ----------   ----------     --------      --------
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